Exhibit 99.1

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) JOINS FORCES WITH

TQ3 TRAVEL SOLUTIONS

- Expands Global Reach and Leverages Service Strengths

of Two Leading Travel Management Companies -

Denver, CO and London, United Kingdom; March 17, 2004 – Navigant International, Inc. (Nasdaq: FLYR) and TUI Business Travel Deutschland, GmbH, today announced that Navigant has agreed to acquire fifty percent of TUI’s TQ3 Travel Solutions, GmbH, forging a strategic joint venture between the second largest travel management company in North America and the leading European travel management company. The agreement expands the global reach of both companies and further solidifies their ability to effectively serve the interests of major customers in key worldwide markets. Financial terms of the agreement were not disclosed.

The TQ3 Travel Solutions joint venture capitalizes on and leverages the respective worldwide strengths of the two companies. Currently, Navigant operates 1,000 locations in 20 countries and U.S. territories, employing 4,200 associates. TUI Business Travel Deutschland, through its subsidiaries and affiliates, has 1,200 locations in 80 countries throughout the Americas, Europe, Middle East, Africa and Asia-Pacific, with 8,500 associates.

It is expected that with the integration of operations and territories, both companies will build upon their independent strengths, bringing significant product and service benefits to customers, further cost efficiencies from suppliers and new avenues of growth for employees.

Edward S. Adams, Chairman and Chief Executive Officer of Navigant International commented, “There is significant growth potential in the worldwide travel management market which can be tapped through an integrated approach with TQ3 Travel Solutions. We are leaders in our respective territories and can contribute a strong base of existing operations, customers and other resources. This will provide TQ3 Travel Solutions with expanded resources to capitalize on similar opportunities worldwide. We are delighted to be joining with TUI Business Travel in TQ3, as they truly share our vision for customer service and support combined with the application of relevant technology solutions.”

Marc Hildebrand, Chief Executive Officer of TQ3 Travel Solutions said, “This new alliance highlights TQ3’s continuing emphasis on its strategy to expand and expedite worldwide growth. With globalization a key priority, this joint venture further bolsters our strong international presence. TQ3 is built upon in-depth market knowledge and experience,

Navigant International and TQ3 Form Joint Venture, 3/17/04	page 2

quality of service and unparalleled innovation, and we will continue to provide our multinational clients with specialized service – characteristics that Navigant, as the second largest player in North America, currently demonstrates.”

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest corporate travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 4,200 associates and has operations in 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

About TUI

As the world’s largest tourism group located in Berlin and Hanover, TUI AG owns 84 tour operator brands with an annual guest volume of approximately 18 million. Over 3,600 travel and 32 incoming agencies as well as 100 planes belong to the Group. TUI’s hotel portfolio consists of 290 hotels with a total capacity of 157,000 beds.

About TQ3 Travel Solutions

TQ3 Travel Solutions is a leading provider of quality, innovative travel expense management solutions to companies worldwide. TQ3 operates 1,200 locations in over 80 countries. For more information about TQ3, please visit our website www.tq3.com.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, other risks described in the Company’s quarterly report on Form 10-Q for the quarter ended September 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For further information:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Navigant International	Jaffoni & Collins Incorporated
Chief Operating Officer/Chief Financial Officer	Investor Relations
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

Melanie Garrett
TQ3 Travel Solutions
Director of Marketing EMEA
+44 (0) 207 153 3310 or melanie.garrett@tq3.uk.com

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